Exhibit 24(b)(8.112)

2nd AMENDMENT TO THE

SELLING AND SERVICES AGREEMENT AND

FUND PARTICIPATION AGREEMENT

THIS AMENDMENT (“Amendment”) is made as of July 2, 2015, between the Pax World Funds Series Trust I (“Fund Company”), a registered investment company with series of mutual fund portfolios (each a “Fund” and collectively the “Funds”), ALPS Distributors, Inc., the Fund Company’s principal underwriter (“Distributor”) of the Funds’ shares, Voya Retirement Insurance and Annuity Company (formerly ING Life Insurance and Annuity Company), Voya Institutional Plan Services, LLC (formerly ING Institutional Plan Services, LLC), and Voya Financial Partners, LLC (formerly ING Financial Advisers, LLC) to the Selling and Services Agreement and Fund Participation Agreement among the parties, made as of October 15, 2009, as amended from time to time (the “Agreement”).  Voya Retirement Insurance and Annuity Company, Voya Institutional Plan Services, LLC, and Voya Financial Partners, LLC shall be collectively referred to as “Voya”.  All capitalized terms used in the Amendment and not otherwise defined herein shall have the same meanings ascribed to them in the Agreement.

WHEREAS, the Fund Company, Distributor, and Voya wish to add Pax World Funds Series Trust III (“Trust III”) as a party to the Agreement and Trust III desires to become a party.

NOW, THEREFORE, in consideration of the foregoing and the mutual promises set forth below, the parties agree as follows:

1.  Pax World Funds Series Trust III is hereby made a party to the Agreement and the defined term for Pax World Funds Series Trust I, the “Fund or Funds ”, shall hereafter include both Pax World Funds Series Trust I and Pax World Funds Series Trust III.

2.  Schedule B to the Agreement shall be deleted in its entirety and the Schedule B attached hereto shall be inserted in lieu thereof.

3.  Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

[Signature Page to follow]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first written above.

Voya Retirement Insurance and Annuity Company.	ALPS Distributors, Inc.

By: /s/ Lisa Gilarde	By: /s/ Steven B. Price

Name: Lisa Gilarde	Name: Steven B. Price

Title: Vice President	Title: Senior Vice President Director of Distribution Services

Pax World Funds Series Trust I	Pax World Funds Series Trust III

By: /s/ Maureen L. Conley	By: /s/ Maureen L. Conley

Name: Maureen L. Conley	Name: Maureen L. Conley

Title: Secretary	Title: Secretary

Voya Institutional Plan Services, LLC.	Voya Financial Partners, LLC

By: /s/ Gordon Elrod	By: /s/ Lisa Gilarde

Name: Gordon Elrod	Name: Lisa Gilarde

Title: Vice President	Title: Vice President

SCHEDULE B

Fee Schedule

As compensation for the services Voya renders under the Agreement, the Fund, or the Distributor (with respect solely to 12b-1 fees) will pay a fee or cause a fee to be paid to Voya equal to the annual rate set forth below multiplied by the average daily value of the assets in Voya Accounts in the Funds.

For all Funds except the Pax World Balanced Fund

Share Class	Class A	Institutional	Individual Investor	R
Service Fees	X.XX%	X.XX%	X.XX%	X.XX%
12b-1 Fees	X.XX%	X.XX%	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%	X.XX%	X.XX%

For the Pax World Balanced Fund:

Share Class	Class A	Institutional	Individual Investor	R
Service Fees	X.XX%	X.XX%	X.XX%	X.XX%
12b-1 Fees	X.XX%	X.XX%	X.XX%	X.XX%
Total Fees	X.XX%	X.XX%	X.XX%	X.XX%

3